UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934*
Date of Report (Date of earliest event reported): November 30, 2005

MEDIANEWS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-75156	76-0425553
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1560 Broadway, Suite 2100
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 563-6360

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
*The registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement.
     Through our wholly-owned subsidiary, TNP Publishing, LLC, we own a 33.8% interest in the Texas-New Mexico Newspapers Partnership (the “Partnership”), which operates six daily newspapers in Texas and New Mexico. Gannett Texas L.P., a wholly-owned subsidiary of Gannett Co., Inc., owns the remaining 66.2% of the Partnership.
     On November 30, 2005, the partners entered into a contribution agreement whereby MediaNews Group agreed to contribute the assets of three daily newspapers published in southern Pennsylvania and Gannett agreed to contribute assets of the Public Opinion, published in Chambersburg, PA. Assets to be contributed by MediaNews Group include The Evening Sun, the Lebanon Daily News, and MediaNews Group’s interest in the entity that publishes the York Daily Record and York Sunday News, which will continue to be published under the terms of a joint operating agreement along with the York Dispatch. Closing under the contribution agreement is subject to customary closing conditions.
     Upon closing under the contribution agreement, the partnership agreement will be amended and restated to provide, among other things, that MediaNews Group will have the right to appoint a majority of the members of the Partnership’s Management Committee and control the day-to-day operations of the Partnership.
     Upon completion of the asset contributions described above, MediaNews will own approximately 59.5% of the Partnership and Gannett will own the remaining 40.5%. In addition, the Partnership will become a consolidated subsidiary of MediaNews Group.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIANEWS GROUP, INC.
Dated: December 2, 2005	By:	/s/ Ronald A. Mayo
Ronald A. Mayo
Vice President, Chief Financial Officer and Duly Authorized Officer of Registrant

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